
                                EXHIBIT 11
              STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
           (Dollars and Shares in thousands, except per share data)

                              March 31, 2001   March 31, 2000   March 31, 1999
                              --------------   --------------   --------------
BASIC EARNINGS PER SHARE:
   Weighted average shares
      outstanding                 14,299           14,242           15,279
                              ==============   ==============   ==============
   Income from continuing
      operations                   5,762           10,929            8,855
   Total discontinued
      operations                 ( 8,596)         (   988)               -
                              --------------   --------------   --------------
Net income (loss)               $( 2,834)        $  9,941          $ 8,855
                              ==============   ==============   ==============

Income from continuing
   operations                   $   0.40         $   0.77          $  0.58
Income (loss) from
   discontinued operations      $(  0.60)        $(  0.07)               -
                              --------------   --------------   --------------
Net income (loss) per share     $(  0.20)        $   0.70          $  0.58
                              ==============   ==============   ==============

DILUTED EARNINGS PER SHARE:
   Basic weighted average
      shares outstanding          14,299           14,242           15,279
   Convertible notes                   -                -            2,598
   Dilutive stock options -
     based on treasury stock
     method using the average
     market price                    236                2               52
                             --------------   --------------   --------------
Total shares                      14,535           14,244           17,929
                             ==============   ==============   ==============

Income from continuing
   operations                      5,762           10,929           10,620
Total discontinued
   operations                    ( 8,596)         (   988)               -
                             --------------   --------------   --------------
Net income (loss)               $( 2,834)        $  9,941          $10,620 (1)
                             ==============   ==============   ==============

Income from continuing
   operations                   $   0.40         $   0.77          $  0.58

Income (loss) from
   discontinued operations      $(  0.60)        $(  0.07)               -
                             --------------   --------------   --------------
Net income per share            $(  0.20)        $   0.70          $  0.58 (2)
                             ==============   ==============   ==============

(1)  Adjusted for interest on convertible debt
(2) Anti-dilutive; use basic earnings per share on Consolidated Statements of Income
